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Exhibit 10.38

STOCK SUBSCRIPTION AGREEMENT
OF
WH CAPITAL CORPORATION

        The undersigned, (the "Subscriber"), hereby subscribes to and for One Hundred (100) shares of the common stock, par value $0.01 per share (the "Stock"), of WH Capital Corporation, a Nevada corporation (the "Corporation"). The Corporation is authorized pursuant to its Articles of Incorporation to issue an aggregate of One Thousand (1,000) shares of capital stock, consisting all of common stock, par value $0.01 per share. Payment for the Stock is being tendered herewith in the form of a cash contribution to the capital of the Corporation in the sum of Ten Dollars ($10.00) per share of Stock, for total consideration of One Thousand Dollars ($1,000).

        This is to inform you that in connection with the Subscriber's purchase of the Stock, the Subscriber is aware that the Stock is not being registered under the Securities Act of 1933 (the "1933 Act"), or applicable state securities laws. The Subscriber understands that the Stock is being offered and sold in reliance on the exemption from registration provided by Section 4(2) of the 1933 Act. The Subscriber represents and warrants that: (i) the Stock is being acquired solely for Subscriber's own account, for investment purposes only, and not for distribution, subdivision or fractionalization thereof; and (ii) the Subscriber has no agreement or other arrangement, formal or informal, with any person to sell, transfer or pledge any part of the Stock or which would guarantee to the Subscriber any profit, or protect the Subscriber against any loss, with respect to this investment and the Subscriber has no plans to enter into any such agreement or arrangement. The Subscriber further understands that the Subscriber must bear the economic risk of this investment for an indefinite period of time because the Stock cannot be resold or otherwise transferred unless it is subsequently registered under the 1933 Act and applicable state securities laws are complied with (which the Corporation is not obligated, and does not plan, to do) or exemptions therefrom are available.

        The Stock shall be issued to, and the Certificate representing the Stock prepared in the name of, WH Holdings (Cayman Islands) Ltd. The address for any communication to be delivered or mailed to the Subscriber is: 177 Broad Street, Stamford, CT 06901 (or at such other place as the undersigned may instruct by written communication to the Corporation, sent by certified mail, return receipt requested).

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        IN WITNESS WHEREOF, the undersigned has executed this Stock Subscription Agreement effective as of the 9th day of February, 2004.

WH HOLDINGS (CAYMAN ISLANDS) LTD., Subscriber
By:	/s/ MICHAEL O. JOHNSON
Name:	Michael O. Johnson
Its:	Cheif Executive Officer

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ACCEPTANCE

        WH Capital Corporation, a Nevada corporation, being authorized to issue 100 shares of its common stock, par value $0.01 per share (the "Stock"), to WH Holdings (Cayman Islands) Ltd. (the "Subscriber"), hereby acknowledges receipt from the Subscriber of a cash contribution in the amount of $10.00 per share of Stock, for total consideration paid of $1,000.00, accepts the Subscriber's subscription and agrees to issue the Stock to the Subscriber. Dated as of the 9th day of February, 2004.

WH CAPITAL CORPORATION
By:	/s/ BRETT R. CHAPMAN Brett R. Chapman, Secretary

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STOCK SUBSCRIPTION AGREEMENT OF WH CAPITAL CORPORATION